Exhibit (d)(1)(R)

                                 31 The Birches
                         Roslyn Estates, New York 11576

                                                               December __, 2000

Kanders & Company, Inc.
Two Soundview Drive
Greenwich, CT  06830

Kanders & Co., Inc.
21 Dairy Road
Greenwich, CT  06830

Greg Nelson
3664 Maria Lane
Carlsbad, California  92008

      Re:   The Langer Biomechanics Group, Inc.: Agreement to Assign Certain
            Rights

Dear Sirs:

      Reference is made to each of the following documents:

      (i) Tender Offer Agreement (the "Tender Offer Agreement"), of even date herewith, by and among OrthoStrategies, Inc., a New York corporation ("OS"), OrthoStrategies Acquisition Corp., a New York corporation ("OrthoStrategies"), and The Langer Biomechanics Group, Inc., a New York Corporation ("Langer");

      (ii) Option Agreement (the "Option"), of even date herewith, between OS and Langer, pursuant to which Langer granted OS the right to purchase 1,400,000 shares of common stock, par value $.02 per share of Langer ("Common Stock"), at an exercise price of $1.525 per share;

      (iii) Registration Rights Agreement (the "Registration Rights Agreement"), of even date herewith, between OS and Langer, pursuant to which Langer will seek to register under the Securities Act of 1933, as amended, shares of Common Stock acquired by OS upon exercise of the Option; and

      (iv) A Letter Agreement (the "Funding Agreement"), of even date herewith, among Andrew H. Meyers ("Meyers"), Greg Nelson ("Nelson"), and Kanders &
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            Company, Inc., ("Kanders & Co.") pursuant to which said parties agree to fund the amount required to consummate the Tender Offer Agreement and related expenses in the proportions set forth therein.

      1. Each of OrthoStrategies, OS, as the majority shareholder of OrthoStrategies, and Meyers, as the majority shareholder of OS, agrees as follows:

      (a) Upon the request of Kanders & Co., at the closing of purchase of shares of Common Stock pursuant to the Tender Offer Agreement, OrthoStrategies shall, and OS and Andrew Meyers shall cause OrthoStrategies to, pursuant to Section XI. E. of the Tender Offer Agreement, assign to the persons set forth on Attachment A hereto, in the amounts set forth on Attachment A hereto, the right to purchase shares of Common Stock as set forth on Attachment A.

      (b) OS shall, pursuant to Section 9.1 of the Option, transfer to the persons set forth on Attachment A hereto, in the amounts set forth on Attachment A hereto, options to purchase Common Stock (the "Transferred Options").

      (c) In connection with the transfer of the Transferred Options, OS shall cause its rights under the Registration Rights Agreement with respect to the Transferred Options to be assigned, pursuant to
            Section 8(f) of the Registration Rights Agreement, to the persons set forth on Attachment A hereto.

      Notwithstanding the foregoing, in the event that fewer than the maximum number of shares of Langer common stock are tendered and purchased pursuant to the Tender Offer Agreement, the Transferred Options and the related assignment of rights under the Registration Rights Agreement, and the Options retained by OS (collectively the "OS Option Portion") shall be adjusted such that the OS Option Portion shall be the number of shares which can be purchased for an amount equal to (a) $1,500,000, less (b) the amount actually paid by OrthoStrategies for the purchase of Langer Common Stock pursuant to the Tender Offer Agreement.


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         2. This letter agreement shall be shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof). The parties agree that all actions and proceedings arising in connection with this letter agreement shall be tried and litigated only in the federal and state courts located in the County of New York, State of New York. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

      3. Any provision of this letter agreement may be amended or waived, if such amendment or waiver is in writing and signed by each of the parties hereto. No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for herein shall be cumulative and not exclusive of any rights or remedies provided by law.

      4. All notices, requests, consents, and other communications hereunder shall be provided to the addresses set forth herein.

      Please indicate your agreement with the foregoing by executing and returning to the undersigned a copy of this letter agreement.

Sincerely,

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                                                ACCEPTED AND AGREED:
---------------------------------
Andrew H. Meyers
Address:                                        --------------------------------

ORTHOSTRATEGIES, INC.                           KANDERS & COMPANY, INC.

By:                                             By:
   ---------------------------------               -----------------------------
   Name:                                           Name:
   Title:                                          Title:
   Address:
                                                --------------------------------
                                                Greg Nelson
ORTHOSTRATEGIES ACQUISITION CORP.

By:
   ---------------------------------
   Name:
   Title:
   Address:

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